UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 16, 2017

Mitek Systems, Inc.
(Exact name of Registrant as Specified in Its Charter)

Delaware	001-35231	87-0418827
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 B Street, Suite 100 San Diego, California		92101
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (619) 269-6800

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 1.01. Entry into a Material Definitive Agreement.
On October 16, 2017, Mitek Systems, Inc. (the “Company”) entered into the Purchase Agreement (as defined below). The information set forth under Item 2.01 of this Current Report on Form 8-K is hereby incorporated in this Item 1.01 by reference.

Item 2.01. Completion of Acquisition or Disposition of Assets.
On October 16, 2017 (the “Closing Date”), Mitek Holding B.V., a company incorporated under the laws of The Netherlands and a wholly owned subsidiary of the Company (“Mitek Holding B.V.”), acquired all of the issued and outstanding shares of ICAR Vision Systems, S.L. (“ICAR”), a company incorporated under the laws of Spain (the “Acquisition”) and each of its subsidiaries, pursuant to a Share Purchase Agreement (the “Purchase Agreement”), by and among, the Company, Mitek Holding B.V. and each of the shareholders of ICAR (the “Sellers”). Upon completion of the Acquisition, ICAR became a direct wholly owned subsidiary of Mitek Holding B.V. and an indirect wholly owned subsidiary of the Company.
As consideration for the Acquisition, the Company paid an aggregate purchase price of up to EUR 12,750,000, comprised of: (i) a cash payment to Sellers of EUR 3,506,250, subject to adjustments for transaction expenses, escrow amounts, indebtedness, and working capital adjustments (the “Cash Payment”); and (ii) the issuance to Sellers of 584,291 shares (approximately EUR 4,781,250) of the Company’s common stock (the “Closing Shares”), par value $0.001 per share (“Common Stock”). In addition to the foregoing, the Sellers may be entitled to additional cash consideration upon achievement of certain milestones as follows: (a) subject to achievement of the revenue target for the fourth quarter of fiscal 2017, the Company will pay to Sellers up to an aggregate of EUR 1,275,000 (the “Q4 Consideration”), which amount shall be deposited (as additional funds) into the escrow fund described below, and (b) subject to achievement of certain revenue and net income targets for ICAR for the twelve-month period ending on September 30, 2018, and the twelve-month period ending on September 30, 2019, the Company will pay to Sellers up to an aggregate of EUR 3,187,500 in additional cash consideration (the “Earnout Consideration”); provided that if the revenue target set forth in clause (a) is not met, then the Q4 Consideration will instead be added to the Earnout Consideration payable upon (and subject to) achievement of the revenue and net income targets for the twelve-month period ending on September 30, 2018.
On the Closing Date, the Company deposited EUR 1,275,000 of the Cash Payment into an escrow fund to serve as collateral and partial security for working capital adjustments and certain indemnification rights. As described above, the Q4 Consideration, if earned, will also be deposited into the escrow fund. The escrow fund will be maintained for up to 24 months following the completion of the Acquisition or until such earlier time as the escrow fund is exhausted.
The Company used cash on hand for the Cash Payment paid on the Closing Date, and under the terms of the Purchase Agreement, the Company has agreed to guarantee the obligations of Mitek Holding B.V. thereunder.
The foregoing description of the Purchase Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, which will be filed by amendment to this Current Report on Form 8-K on or before October 20, 2017.

Item 3.02. Unregistered Sale of Equity Securities.
The information set forth under Item 2.01 of this Current Report on Form 8-K is hereby incorporated in this Item 3.02 by reference.
The Closing Shares that were issued to the Sellers were issued in reliance upon an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Regulation S of the Securities Act.

Item 8.01. Other Events.
On October 16, 2017, the Company issued a press release announcing the completion of the Acquisition, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit Number	Description
99.1	Press Release, dated October 16, 2017

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mitek Systems, Inc.

October 16, 2017	By:	/s/ Jeffrey C. Davison
Jeffrey C. Davison
Chief Financial Officer

Exhibit Index

Exhibit Number	Description
99.1	Press Release, dated October 16, 2017